Consent of Independent Auditors




We consent to the reference to our firm under the caption "Experts" in the Prospectuses and to the use of our report dated February 8, 2001 with respect to the financial statements of American Enterprise Life Insurance Company in the Initial Registration Statement on Form S-1 for the American Enterprise MVA Account and related Prospectuses for the registration of the Wells Fargo Advantage(SM) Variable Annuity Contracts, Wells Fargo Advantage(SM) Builder Variable Annuity Contracts, American Express(R) Signature One Variable Annuity Contracts, American Express Signature Variable Annuity(R) Contracts and American Express New Solutions (SM) Variable Annuity Contracts, to be offered by American Enterprise Life Insurance Company.



/s/ Ernst & Young LLP
Minneapolis, Minnesota
July 11, 2001